Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com
Gevo Reports Second Quarter 2022 Financial Results
Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 p.m. MST
ENGLEWOOD, Colo. – August 8, 2022 - Gevo, Inc. (NASDAQ: GEVO) ("Gevo", the "Company", "we", "us" or "our") today announced financial results for the second quarter of 2022 and recent corporate highlights.
Recent Corporate Highlights
•On July 18, 2022, Gevo signed a financeable fuel sales agreement with American Airlines, Inc. to supply 100 million gallons per year of SAF for five years from Gevo’s future commercial operations. The table below summarizes the supply agreements executed since April 1, 2022:

Recently Announced Sales Agreements
Date Signed	Customer	Product	Volume (MGPY)	Term (Years)
June 2022	Japan Airlines	SAF	5.3	5
June 2022	Finnair	SAF	7.0	5
July 2022	Aer Lingus	SAF	6.3	5
July 2022	American Airlines	SAF	100.0	5
July 2022	Alaska Airlines	SAF	37.0	5
•Gevo now has more than 350 million gallons per year (“MGPY”) of financeable SAF and hydrocarbon fuel supply agreements, which based on current market projections and operating assumptions, represent approximately $2.1 billion in expected revenue per year, inclusive of the value of environmental benefits. These types of contracts are expected to assist Gevo in obtaining project debt financing.
•On June 5th, 2022, Gevo executed a registered direct offering of 33.3 million shares to certain institutional investors. That offering closed on June 8th, 2022, providing net proceeds of $139.0 million. As part of the offering, Gevo issued 33.3 million Series 2022-A Warrants with an exercise price of $4.37 per share.
•The Company's Net-Zero 1 project is on schedule and the Company continues to work towards completion of the various milestones for 2022, including, among others, executing certain commercial development, build, own and operate agreements, and selecting an EPC contractor for the project.
•On July 25, 2022, the Company completed the purchase of approximately 245 acres near Lake Preston, South Dakota for its Net-Zero 1 production facility.
•Gevo's renewable natural gas ("RNG") project in Northwest Iowa is now generating biogas from all three dairies and the RNG produced is expected to ramp toward nameplate capacity of 355,000 MMBtu throughout the second half of 2022.

2022 Second Quarter Financial Highlights

•Ended the quarter with cash, cash equivalents, restricted cash and marketable securities of $546.8 million compared to $475.8 million as of the end of Q4 2021
•Revenue of $0.1 million for the quarter compared to $0.3 million in Q2 2021
•Loss from operations of $(16.1) million for the quarter compared to $(19.1) million in Q2 2021
•Non-GAAP cash EBITDA loss1 of $(11.0) million for the quarter compared to $(17.2) million in Q2 2021
•GAAP net loss per share and non-GAAP adjusted net loss per share2 of $(0.06) for the quarter compared to $(0.09) in Q2 2021

Management Comment
Commenting on the second quarter of 2022 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “Given our continued success in securing SAF supply agreements as well as the additional interest that we are witnessing in the marketplace, there should not be any question about the potential size of the market for renewable fuels. The opportunities in front of us over the next decade and beyond are large and rapidly growing. Our goal is to build SAF production capacity at a rate that will establish Gevo and its partners as a market leader and powerhouse in the renewable fuels sector. It all starts with NZ1, the engineering and design is going well. Based on what we see today we expect to stay on schedule for the 2025 start-up.” Dr. Gruber also remarked that, “Gevo's RNG project continues to ramp to nameplate capacity of 355,000 MMBtu. All three dairies are now producing biogas which is then upgraded and injected into the sales pipeline. That RNG is sold into the California market by our marketing partner, BP. We continue to collect the performance data for our application to the California Air Resource Board to receive LCFS credits and the Renewable Fuel Standard Program for RINs."

Second Quarter 2022 Financial Results
During the three months ended June 30, 2022, we sold 9 thousand gallons of SAF, isooctane, and isooctene from our Luverne Facility. Revenue decreased $0.3 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, due to the Luverne Facility being operated for the Company's development projects on a as needed basis.
Cost of goods increased $1.0 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, primarily due to an increase in direct labor and utility expenses as the Luverne Facility was not fully staffed during the second quarter of 2021 due to the COVID-19 pandemic. The majority of our costs are related to the production of SAF, isooctane, and isooctene as we continue to develop and tailor our Luverne Facility demonstration operations to support our focus on advancing technology, testing and optimizing alternative feedstocks, yeast strains, and unit operations as well as partnership development for integrated GHG reductions. Cost of goods sold also includes a $2.1 million net realizable gain adjustment made to our finished goods and work in process inventory. There were no inventory net realizable value adjustments recorded during the three months ended June 30, 2021, as the Luverne Facility was temporarily shut down due to the COVID-19 pandemic.
Research and development expense increased $0.6 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, primarily due to an increase of laboratory expenses and additional stock-based compensation expense.
1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.
2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

Selling, general and administrative expense increased $4.4 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, primarily due to increases in personnel costs related to strategic new hiring, stock-based compensation, and professional fees.
Preliminary stage project costs are related to our Verity and future Net-Zero Projects and consist primarily of employee expenses and consulting costs. Preliminary stage project costs decreased $5.2 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, primarily because we began capitalizing our RNG and NZ1 project costs in 2021.
Other operations expense increased $0.6 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, primarily related to unallocated engineering and consulting services.

Depreciation and amortization expense increased $0.3 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, primarily due to the amortization of our patents.

We incurred no gain (loss) from the change in the fair value of the derivative warrant liability in the three months ended June 30, 2022. The last of the liability warrants expired in February 2022.

There were no significant changes in interest expense during the three months ended June 30, 2022, compared to the three months ended June 30, 2021.

Interest and dividend income increased $0.1 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, primarily due to the interest earned on our investments partially offset by the amortization of the bond premiums.

Other income (expense) increased $2.7 million during the three months ended June 30, 2022, compared to the three months ended June 30, 2021, primarily due to our receipt of $2.9 million from the US Department of Agriculture's Biofuel Producer Program to support biofuel producers who faced unexpected losses due to the COVID-19 pandemic. The Biofuel Producer Program grants are not tax-exempt.
Non-GAAP cash EBITDA loss3 in the three months ended June 30, 2022, was $(11.0) million, compared with a $(17.2) million non-GAAP cash EBITDA loss in the same period in 2021.
During the six months ended June 30, 2022, net cash used for operating activities was $17.1 million compared to $19.5 million for the six months ended June 30, 2021. The $2.4 million decrease was primarily due to increased costs associated with our production of isobutanol and hydrocarbon products for market development, process technology and related process engineering work. In addition, we had increases in personnel expenses to support the growth in business activity, partnership development and Verity development expenses.
Webcast and Conference Call Information
Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, Tim Cesarek, Chief Commercial Officer, and John Richardson, Director of Investor Relations. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register.vevent.com/register/BI82c9f363e71c46baa4a8d5e9764fcdbd. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/65vvqgmx.

A webcast replay will be available two hours after the conference call ends on August 8, 2022. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.
3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

About Gevo
Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.
Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.
Learn more at Gevo’s website: www.gevo.com
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, whether our fuel sales agreements are financeable, the timing of our Net-Zero 1 project, our financial condition, our results of operation and liquidity, our business development activities, our Net-Zero Projects, our RNG Project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2021 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA loss excludes depreciation and amortization and non-cash stock-based compensation from GAAP loss from operations. Non-GAAP adjusted net loss and adjusted net loss per share exclude non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives, from GAAP net loss. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below

Gevo, Inc.
Condensed Consolidated Balance Sheets Information
(Unaudited, in thousands, except share and per share amounts)

	As of June 30, 2022	As of December 31, 2021
Assets
Current assets
Cash and cash equivalents	$172,984	$40,833
Marketable securities (current)	297,631	275,340
Restricted cash (current)	5,894	25,032
Accounts receivable, net	188	978
Inventories	2,649	2,751
Prepaid expenses and other current assets	5,275	3,607
Total current assets	484,621	348,541
Property, plant and equipment, net	176,054	139,141
Long-term marketable securities	—	64,396
Long-term restricted cash	70,256	70,168
Operating right-of-use assets	2,098	2,414
Finance right-of-use assets	27,477	27,297
Intangible assets, net	8,364	8,938
Deposits and other assets	5,741	5,581
Total assets	$774,611	$666,476

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$18,750	$28,288
Operating lease liabilities (current)	423	772
Finance lease liabilities (current)	6,293	3,413
Loans payable - other (current)	158	158
Total current liabilities	25,624	32,631
2021 Bonds payable (long-term)	66,853	66,486
Loans payable - other (long-term)	238	318
Operating lease liabilities (long-term)	1,786	1,902
Finance lease liabilities (long-term)	16,342	17,797
Other long-term liabilities	—	87
Total liabilities	110,843	119,221

Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 and 250,000,000 shares authorized at June 30, 2022, and December 31, 2021, respectively; 235,165,951 and 201,988,662 shares issued and outstanding at June 30, 2022, and December 31, 2021, respectively.	2,353	2,020
Additional paid-in capital	1,249,880	1,103,224
Accumulated other comprehensive loss	(2,256)	(614)
Accumulated deficit	(586,209)	(557,375)
Total stockholders' equity	663,768	547,255
Total liabilities and stockholders' equity	$774,611	$666,476

Gevo, Inc.
Condensed Consolidated Statements of Operations Information
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30, 2022		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue and cost of goods sold
Ethanol sales and related products, net	$71	$—	$240	$—
Hydrocarbon revenue	18	346	81	359
Total revenues	89	346	321	359
Cost of production (including non-cash compensation expense)	2,640	1,617	5,730	2,518
Depreciation and amortization	1,088	1,177	2,179	2,270
Total cost of goods sold	3,728	2,794	7,909	4,788
Gross loss	(3,639)	(2,448)	(7,588)	(4,429)
Operating expenses
Research and development expense (including stock-based compensation)	1,966	1,332	3,158	2,710
Selling, general and administrative expense (including stock-based compensation)	9,209	4,846	18,576	8,660
Preliminary stage project costs	314	5,472	821	8,199
Other operations (including stock-based compensation)	601	—	1,190	—
Loss (gain) on disposal of assets	—	4,954	—	4,954
Depreciation and amortization	386	46	737	104
Total operating expenses	12,476	16,650	24,482	24,627
Loss from operations	(16,115)	(19,098)	(32,070)	(29,056)
Other income (expense)
(Loss) gain from change in fair value of derivative warrant liability	—	43	16	(10)
Interest expense	(2)	(6)	(4)	(11)
Investment income (loss)	78	—	330	—
Gain on forgiveness of SBA loan	—	641	—	641
Other income (expense), net	2,878	167	2,894	126
Total other income (expense), net	2,954	845	3,236	746
Net loss	$(13,161)	$(18,253)	$(28,834)	$(28,310)
Net loss per share - basic and diluted	$(0.06)	$(0.09)	$(0.14)	$(0.15)
Weighted-average number of common shares outstanding - basic and diluted	209,809,994	198,137,420	205,889,651	190,892,223

Gevo, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited, in thousands, except share and per share amounts)

	Three months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net loss	$(13,161)	$(18,253)	$(28,834)	$(28,310)
Other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale securities, net of tax	(669)	(307)	(1,643)	(307)
Adjustment for net gain (loss) realized on available-for-sale securities and included in net income, net of tax	—	—	1	—
Total change in other comprehensive income (loss)	(669)	(307)	(1,642)	(307)
Comprehensive loss	$(13,830)	$(18,560)	$(30,476)	$(28,617)

Gevo, Inc.
Condensed Consolidated Statements of Stockholders’ Equity Information
(Unaudited, in thousands, except share amounts)

	For the three months ended June 30, 2022 and 2021
	Common Stock		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, March 31, 2022	201,752,722	$2,019	$1,107,051	$(1,587)	$(573,048)	$534,435
Issuance of common stock and common stock warrants, net of issuance costs	33,333,336	333	138,675	—	—	139,008
Non-cash stock-based compensation	—	—	4,220	—	—	4,220
Issuance of common stock under stock plans, net of taxes	79,893	1	(66)	—	—	(65)
Other comprehensive loss	—	—	—	(669)	—	(669)
Net loss	—	—	—	—	(13,161)	(13,161)
Balance, June 30, 2022	235,165,951	$2,353	$1,249,880	$(2,256)	$(586,209)	$663,768

Balance, March 31, 2021	198,050,449	$1,981	$1,101,939	$—	$(508,229)	$595,691
Issuance of common stock and common stock warrants, net of issuance costs	—	—	(45)	—	—	(45)
Issuance of common stock upon exercise of warrants	3,700	—	4	—	—	4
Non-cash stock-based compensation	—	—	858	—	—	858
Issuance of common stock under stock plans, net of taxes	(89,673)	(1)	(1,824)	—	—	(1,825)
Other comprehensive loss	—	—	—	(307)	—	(307)
Net loss	—	—	—	—	(18,253)	(18,253)
Balance, June 30, 2021	197,964,476	$1,980	$1,100,932	$(307)	$(526,482)	$576,123

	For the six months ended June 30,2022 and 2021
	Common Stock		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2021	201,988,662	$2,020	$1,103,224	$(614)	$(557,375)	$547,255
Issuance of common stock and common stock warrants, net of issuance costs	33,333,336	333	138,675	—	—	139,008
Issuance of common stock upon exercise of warrants	4,677	—	3	—	—	3
Non-cash stock-based compensation	—	—	8,264	—	—	8,264
Issuance of common stock under stock plans, net of taxes	(160,724)	—	(286)	—	—	(286)
Other comprehensive loss	—	—	—	(1,642)	—	(1,642)
Net loss	—	—	—	—	(28,834)	(28,834)
Balance, June 30, 2022	235,165,951	$2,353	$1,249,880	$(2,256)	$(586,209)	$663,768

Balance, December 31, 2020	128,138,311	$1,282	$643,269	$—	$(498,172)	$146,379
Issuance of common stock, net of issuance costs	68,170,579	682	456,963	—	—	457,645
Issuance of common stock upon exercise of warrants	1,866,758	18	1,103	—	—	1,121
Non-cash stock-based compensation	—	—	1,420	—	—	1,420
Issuance of common stock under stock plans, net of taxes	(211,172)	(2)	(1,823)	—	—	(1,825)
Other comprehensive loss	—	—	—	(307)	—	(307)
Net loss	—	—	—	—	(28,310)	(28,310)
Balance, June 30, 2021	197,964,476	$1,980	$1,100,932	$(307)	$(526,482)	$576,123

Gevo, Inc.
Condensed Consolidated Cash Flow Information
(Unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Operating Activities
Net loss	$(28,834)	$(28,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of assets	—	4,954
(Gain) on forgiveness of SBA Loans	—	(641)
Stock-based compensation	7,945	1,617
Depreciation and amortization	2,916	2,372
Noncash interest expense	2,637	—
Other noncash (income) expense	352	(41)
Changes in operating assets and liabilities:
Accounts receivable	790	(320)
Inventories	102	275
Prepaid expenses and other current assets, deposits and other assets	(1,828)	(3,142)
Accounts payable, accrued expenses and long-term liabilities	(1,194)	3,768
Net cash used in operating activities	(17,114)	(19,468)
Investing Activities
Acquisitions of property, plant and equipment	(46,165)	(14,167)
Acquisition of patent portfolio	(10)	—
Proceeds from sale and maturity of marketable securities	169,082	—
Purchase of marketable securities	(131,257)	(422,362)
Net cash used in investing activities	(8,350)	(436,529)
Financing Activities
Proceeds from issuance of 2021 Bonds	—	68,995
Debt and equity offering costs	(10,993)	(34,757)
Proceeds from issuance of common stock and common stock warrants	150,000	487,549
Proceeds from exercise of warrants	3	1,119
Net settlement of common stock under stock plans	(286)	—
Payment of loans payable - other	(72)	(53)
Payment of finance lease liabilities	(87)	—
Net cash provided by financing activities	138,565	522,853
Net increase (decrease) in cash and cash equivalents	113,101	66,856
Cash, cash equivalents and restricted cash at beginning of period	136,033	78,338
Cash, cash equivalents and restricted cash at end of period	$249,134	$145,194

Gevo, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30, 2022		Six Months Ended June 30,
	2022	2021	2022	2021
Non-GAAP Cash EBITDA:
Loss from operations	$(16,115)	$(19,098)	$(32,070)	$(29,056)
Depreciation and amortization	1,474	1,223	2,916	2,374
Stock-based compensation	3,687	692	—	—
Non-GAAP cash EBITDA	$(10,954)	$(17,183)	$(29,154)	$(26,682)

Non-GAAP Adjusted Net Loss:
Net Loss	$(13,161)	$(18,253)	$(28,834)	$(28,310)
Adjustments:
Gain (loss) from change in fair value of derivative warrant liability	—	(43)	(16)	10
Total adjustments	—	(43)	(16)	10
Non-GAAP Net Income (Loss)	$(13,161)	$(18,296)	$(28,850)	$(28,300)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.06)	$(0.09)	$(0.14)	$(0.15)
Weighted-average number of common shares outstanding - basic and diluted	209,809,994	198,137,420	205,889,651	190,892,223

Investor and Media Contact
+1 720-647-9605
IR@gevo.com